Exhibit 99.1
Coinmach Service Corp. Announces Filing
of Annual Report on Form 10-K for Fiscal 2006
PLAINVIEW, N.Y.—(BUSINESS WIRE)—June 14, 2006—Coinmach Service Corp. (the “Company”) (Amex: “DRA”, “DRY”), a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America, today announced the filing with the Securities and Exchange Commission of its annual report on Form 10-K for the 2006 fiscal year.
Subsequent to the Company’s May 23rd press release and related conference call, management identified approximately $2.0 million of miscellaneous tax items, consisting primarily of state franchise taxes, that were included in the calculation of consolidated tax expense. Specifically, the Company classified such items in consolidated tax expense as distinct from consolidated operating expenses. As a result, quarterly and fiscal year ended March 31, 2006 operating income, EBITDA (earnings before deduction of interest, depreciation and amortization expense), and consolidated tax expense were reduced by this amount. These reclassifications have no impact on the Company’s consolidated cash flow, consolidated net loss or earnings per share. The financial information set forth in the 10-K properly accounts for this reclassification.
Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Coinmach’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.
     CONTACT: Coinmach Service Corp.
Raymond Loser, 516-349-8555 x 251
rayloser@coinmachcorp.com
     SOURCE: Coinmach Service Corp.